Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
	Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS RECORD

SECOND QUARTER 2018 EARNINGS

GETTYSBURG, PA, July 23, 2018 — ACNB Corporation (NASDAQ: ACNB) today announced record financial results for the six months ended June 30, 2018, with net income of $10,420,000. Compared to net income of $5,359,000 for the six months ended June 30, 2017, this is an increase of $5,061,000 or 94% over comparable period results. Basic earnings per share was $1.48 and $0.88 for the six months ended June 30, 2018 and 2017, respectively, which is an increase of 68%.

“ACNB Corporation’s financial results for the first half of 2018 were strong, again validating the success of the organization’s initiatives and focus on prudent growth through both organic and inorganic strategies. This month marks the one-year anniversary of the acquisition of New Windsor Bancorp, Inc. and the expansion of community banking operations in the northern Maryland market,” said James P. Helt, ACNB Corporation President & CEO. “Building on our base in Maryland, ACNB Corporation and ACNB Bank continue to experience positive momentum in 2018 with geographic expansion through the hiring of experienced commercial lenders serving the Maryland counties of Baltimore and Frederick.”

“Additionally, on June 20, Central Penn Business Journal named ACNB Corporation to its 22nd annual list of the Top 50 Fastest Growing Companies in Central Pennsylvania. This is the first time ACNB Corporation has achieved this recognition, which is a testament to the contributions of many at our subsidiaries of ACNB Bank and Russell Insurance Group, Inc.,” he continued.

Revenues

Total revenues for the first two quarters of 2018 were $39,148,000, or a 39% increase over total revenues of $28,105,000 for the first two quarters of 2017. Total interest income for the first half of 2018 was $31,119,000, or an increase of 45%, as compared to total interest income of $21,495,000 for the first half of 2017.

Loans

Total loans outstanding were $1,246,798,000 at June 30, 2018. Loans outstanding increased slightly by $2,628,000, or less than 1%, since December 31, 2017, and increased by $277,123,000, or 29%, from June 30, 2017 to June 30, 2018. The increase from June 30, 2017 was primarily due to the fair value of loans acquired from New Windsor Bancorp, Inc. (New Windsor) of $263,450,000 and the balance was the net increase of new loans after payoffs and paydowns. Organic loan growth, which excludes the loans acquired through New Windsor, was $13,673,000, or 1%, from June 30, 2017 to June 30, 2018. As a result of normal and anticipated credit losses in the portfolio, the provision for loan losses for the first two quarters of 2018 was $570,000.

Deposits

Total deposits were $1,333,975,000 at June 30, 2018. Deposits increased by $35,483,000, or 3%, from December 31, 2017, and $333,821,000, or 33%, from June 30, 2017 to June 30, 2018. Organic deposit growth, which excludes the deposits acquired through New Windsor of $293,333,000, was $40,488,000, or 4%, from June 30, 2017 to June 30, 2018.

Net Interest Income and Margin

Net interest income rose by $8,356,000 to $27,653,000 for the first six months of 2018, which is an increase of 43% compared to the first six months of 2017. The net interest margin for the first half of 2018 was 3.81%, compared to 3.38% for the same period of 2017. The increases in net interest income and net interest margin for the first six months of 2018 were mainly due to the impact of the New Windsor acquisition and related purchase accounting adjustments.

Noninterest Income

Noninterest income for the first six months of 2018 was $8,029,000, an increase of $1,419,000, or 21%, from the first six months of 2017. The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which grew 23% and 7%, respectively, from the first half of 2017 to the first half of 2018.

Noninterest Expense

Noninterest expense for the first six months of 2018 was $22,237,000, an increase of $3,603,000, or 19%, from the same period in 2017. Of this increased amount, salaries and employee benefits expense rose by $1,628,000 from the first six months of 2017 to the first six months of 2018, primarily attributable to higher staffing levels resulting from the New Windsor acquisition and additional staff hired to support revenue generation across all business lines.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in the first half of 2018 totaled $3,023,000, or $0.43 per share. In the first half of 2017, ACNB Corporation paid a $0.40 dividend per share for total dividends paid to shareholders in the amount of $2,426,000. A portion of the increase in total dividends paid to shareholders in the first half of 2018 was a result of new shares issued effective with the acquisition of New Windsor effective July 1, 2017. In addition, for the second quarter of 2018, there was a 15% increase in the quarterly dividend amount paid from $0.20 to $0.23 per share.

ACNB Corporation Strategic Initiatives

Speaking on behalf of ACNB Corporation, President & CEO James P. Helt stated, “The results for the first six months of 2018 indicate that our strategic initiatives are bearing fruit for our shareholders. These initiatives are ongoing as we continue our efforts to enhance our product lines for customers to position the company for the dynamic changes in the financial services industry. We believe that we have the management breadth and depth, products and services, delivery channels, and financial foundation that will allow ACNB Corporation and its subsidiaries to continue to deliver sound results and enhanced value for our shareholders, while meeting the challenges of a continuously changing business environment. We believe we are positioned for long-term success.”

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $1.6 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. Russell Insurance Group, Inc., a full-service agency with licenses in 44 states, offers a broad range of commercial and personal insurance lines through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

ACNB #2018-19

July 23, 2018

ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
INCOME STATEMENT DATA
Interest income	$15,864	$10,962	$31,119	$21,495
Interest expense	1,773	1,131	3,466	2,198
Net interest income	14,091	9,831	27,653	19,297
Provision for loan losses	320	—	570	—
Net interest income after provision for loan losses	13,771	9,831	27,083	19,297
Other income	4,317	3,528	8,029	6,610
Merger-related expenses	—	208	—	370
Other expenses	11,251	9,426	22,237	18,264
Income before income taxes	6,837	3,725	12,875	7,273
Provision for income taxes	1,330	1,003	2,455	1,914
Net income	$5,507	$2,722	$10,420	$5,359
Basic earnings per share	$0.78	$0.45	$1.48	$0.88

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	June 30, 2018	June 30, 2017	December 31, 2017
BALANCE SHEET DATA
Assets	$1,623,342	$1,261,936	$1,595,432
Securities	$194,085	$183,807	$203,880
Loans, total	$1,246,798	$969,675	$1,244,170
Allowance for loan losses	$13,143	$14,148	$13,976
Deposits	$1,333,975	$1,000,154	$1,298,492
Borrowings	$116,234	$126,687	$131,508
Stockholders’ equity	$160,307	$123,844	$153,966
COMMON SHARE DATA
Basic earnings per share	$1.48	$0.88	$1.50
Cash dividends paid per share	$0.43	$0.40	$0.80
Book value per share	$22.77	$20.38	$21.92
Number of common shares outstanding	7,038,768	6,076,899	7,023,658
SELECTED RATIOS
Return on average assets	1.31%	0.87%	0.69%
Return on average equity	13.49%	8.86%	7.12%
Non-performing loans to total loans	0.49%	0.94%	0.63%
Net charge-offs to average loans outstanding	0.11%	0.00%	0.02%
Allowance for loan losses to total loans	1.05%	1.46%	1.12%
Allowance for loan losses to non-performing loans	213.22%	155.46%	177.77%